PRESS RELEASE

     Contact:  Mirage Resorts, Incorporated
               Alan Feldman
               702-693-7147

MIRAGE RESORTS INDICATES SECOND-QUARTER  EARNINGS LIKELY TO BE IN THE RANGE
                        OF $0.07 to $0.10 PER SHARE

Las Vegas, Nevada, July 1, 1999 - Mirage Resorts, Incorporated (NYSE:MIR) today announced that it expects to report second quarter earnings of approximately $0.07 to $0.10 per share. The Company reported earnings of $0.18 per share in the second quarter of 1998.

Total revenues are expected to have risen approximately 82% in the quarter, reflecting the openings of the Bellagio resort on October 15, 1998 and Beau Rivage on March 16, 1999. Each resort is now believed to be the highest-grossing hotel-casino in its respective market.

The Company noted several factors pertinent to the earnings, including an unusually low Company-wide table games win percentage; the opening of Beau Rivage in Biloxi, Mississippi; a major room refurbishment project at its Treasure Island resort; and the opening of two new competitors in the Las Vegas market.

"It has been our practice to open our hotels with extra payroll and other expenses to ensure a favorable guest experience in the new property," stated Stephen A. Wynn, Chairman of the Board and CEO of the Company. "This is part of the reason why, in the past, our new hotels have generally had higher profits in their second years than in their first years. This focus on establishing the long-term positioning of our hotels was clearly a factor in the recent quarter."

The Company-wide occupancy rate for standard rooms was 97% in the quarter, versus 99%, and the Company-wide average rate for standard rooms rose approximately 15%. The increase in average rate and slight decrease in occupancy was principally attributable to the new properties.

Operating cash flow (EBDIT) in the second quarter is expected to be approximately $113 million, an increase of approximately 51% over the prior-year period. With Bellagio and Beau Rivage now complete, the Company is capitalizing very little of its interest cost. Additionally, the Company's depreciation charge is expected to be approximately $53 million in the quarter, versus $22.5 million in the prior-year period. Because of the low win percentage, opening of the Biloxi property and competitive market conditions in Las Vegas, the increase in operating cash flow was less than the increase in fixed charges.

Because of the new resorts, depreciation and interest expense are more meaningful components of the Company's income statement. As a result, fluctuations in win percentages and other factors affecting operating cash flow had a larger percentage impact on the Company's earnings than in the year-ago period. The higher interest expense will be mitigated in part by the Company's issuance of 16.6 million shares of stock on May 11, 1999, the proceeds from which (approximately $416 million) were used to repay debt.

                                EXHIBIT 99
earnings/...2

Management estimates that as of June 30, 1999 the book value of the Company's equity and the Company's indebtedness each were approximately $2.1 billion.

TABLE GAMES WIN PERCENTAGE

The Company-wide table games win percentage of approximately 16.7% was sharply below the Company's historical average, and compares with the similarly lower-than-normal win percentage of 16.8% in the prior-year period. Based on historical results of the past three calendar years and the mix of table games business at the Company's new properties, management estimates that the Company's expected table games win percentage should have been approximately 20%. The Company's table games drop (which approximates the amount of money exchanged by customers for gaming chips) rose approximately 70% to approximately $750 million. The Company estimates that the differential in win percentage from the expected norm affected second-quarter earnings by approximately $0.06 per share.

BEAU RIVAGE OPENING

This was the first full quarter of operations for the Company's Beau Rivage resort in Biloxi, Mississippi. As is common for many resort hotels, guestroom occupancy started low and has increased gradually. Occupancy of Beau Rivage's standard guestrooms was 76%, 81% and 94% in April, May and June, respectively. The earnings contribution from Beau Rivage has also been constrained by additional payroll, advertising and other costs related to the Company's efforts to establish this property's long-term position as the market's leading resort.

As part of its effort to increase tourism to the Mississippi Gulf Coast, the Company entered into an agreement in the first quarter with AirTran Airways to provide additional air service to the region. Like Beau Rivage's hotel occupancy, the popularity of the AirTran service has increased each month. The overall load factors on the new flights averaged 38%, 52% and 53% in April, May and June, respectively.

LAS VEGAS

In Las Vegas, the Company is refurbishing all of the guestrooms at its Treasure Island resort. This $60 million program, which began in February and is scheduled to be completed in October, resulted in approximately 9% fewer available room-nights at this property than in last year's second quarter. When completed, Treasure Island will have 33 additional suites (replacing 65 standard guestrooms) and the furnishings of its 2,614 standard guestrooms will be considerably higher in quality than they were previously.

In addition to the effect of the low table games win percentage and the Treasure Island refurbishment program, the Company's Las Vegas facilities have been impacted by a more competitive market environment. A major competing resort opened on March 2 on the Las Vegas Strip and another major resort has been opening in stages directly across the Strip from The Mirage and Treasure Island.

earnings/...3

OTHER FACTORS

The quarter also was affected by a recently issued accounting statement that requires preopening costs to be expensed as incurred, rather than capitalized and expensed after the opening of the new property. The Company expects to have incurred approximately $4 million, or $0.01 per share after tax, of preopening costs in the second quarter relating principally to the planning and design of its major new resort complex in Atlantic City, New Jersey.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO CHANGE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN ANY FORWARD-LOOKING STATEMENT. ADDITIONAL INFORMATION CONCERNING POTENTIAL FACTORS THAT COULD AFFECT THE COMPANY'S FUTURE RESULTS IS INCLUDED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998. THIS STATEMENT IS PROVIDED AS PERMITTED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

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